Exhibit 5.01

March 19, 2012

Martin Marietta Materials, Inc.

2710 Wycliff Road

Raleigh, North Carolina 27607

Attention:	C. Howard Nye, President and
Chief	Executive Officer

Ladies and Gentlemen:

We have served as North Carolina counsel to Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), in connection with certain matters relating to the registration statement on Form S-4, Registration No. 333-178432 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance of up to 68,357,416 shares (the “Common Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company (i) pursuant to an exchange offer (the “Exchange Offer”) made by the Company to holders of common stock, $1.00 par value (“Vulcan Common Stock”), of Vulcan Materials Company (“Vulcan”), pursuant to which Vulcan shareholders would receive 0.50 of a share (the “Exchange Ratio”) of Common Stock in exchange for each share of Vulcan Common Stock and (ii) pursuant to a proposed second-step merger (the “Merger”), as described in the Registration Statement, pursuant to which, at the effective time of the Merger, all issued and outstanding shares of Vulcan Common Stock would be converted into the right to receive shares of Common Stock at the Exchange Ratio.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of the Amended and Restated Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”), and the Restated Bylaws of the Company (collectively, the “Governing Instruments”), resolutions of the Board of Directors of the Company adopted on March 16, 2012 (the “Authorizing Resolutions”), the form of an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock to 200,000,000 (the “Proposed Charter Amendment”) adopted by the Board of Directors of the Company on February 16, 2012, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies,

Robinson Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 ■ Charlotte, NC 28246 ■ 704.377.2536

Martin Marietta Materials, Inc.

March 19, 2012

the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

The opinions set forth herein are further subject to the following assumptions, qualifications, limitations and exceptions being true and correct at the time of delivery of any of the Common Shares to be offered and sold in the Exchange Offer and the Merger:

(a) there shall have been no change to the terms of the Exchange Offer and the Merger with respect to the Exchange Ratio and the consideration to be received by the Company in connection with the issuance of the Common Shares from those set forth in the Registration Statement;

(b) the Proposed Charter Amendment shall have been submitted and recommended by the Board of Directors of the Company to the shareholders of the Company; the shareholders of the Company shall have approved the Proposed Charter amendment in the manner required by law, and duly executed Articles of Amendment setting forth the Proposed Charter Amendment shall have been duly filed with the North Carolina Secretary of State and shall have become effective to so amend the Articles of Incorporation;

(c) the issuance of the Common Shares shall have been approved by the shareholders of the Company in accordance with Sections 312.03 and 312.07 of the New York Stock Exchange Listed Company Manual;

(d) with respect to the issuance of Common Shares pursuant to the Merger, all appropriate actions to cause the Merger to become effective shall have been taken, and the Merger, on the terms described in the Registration Statement, shall have become effective;

(e) the Authorizing Resolutions shall have not been repealed, modified or superseded by any action of the Board of Directors of the Company;

(f) the Registration Statement and any amendments thereto (including post-effective amendments) shall be effective under the Securities Act;

(g) the Company shall not have issued additional shares of Common Stock after the date hereof, other than pursuant to the Exchange Offer or the Merger, which, when added to the number of Common Shares and the number of shares of Common

Martin Marietta Materials, Inc.

March 19, 2012

Stock outstanding on the date hereof, would exceed the number of shares of Common Stock to be authorized upon the effectiveness of the Proposed Charter Amendment;

(h) the aggregate number of shares of Common Stock issued pursuant to the Exchange Offer and the Merger shall not exceed the 68,357,416 Common Shares to be registered upon the effectiveness of the Registration Statement;

(i) the Common Shares shall be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement; and

(j) the Common Shares issued shall have been delivered upon receipt of the number of shares of Vulcan Common Shares to be exchanged therefor in accordance with the terms of the Exchange Offer or the Merger, as the case may be.

Based upon the foregoing, and subject to all the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing under the laws of the State of North Carolina.

2.	The Common Shares will, when issued, have been duly authorized and validly issued and will be fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus/Offer to Exchange that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.